Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
Apotheca Biosciences, Inc.  and Cannabis Leaf, Inc., dated as of March 6, 2018
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into as of March 6, 2018 by and among Apotheca Biosciences, Inc. a Nevada Corporation ("Apotheca") and Cannabis Leaf,
Inc., a Nevada corporation ("CLI"),  Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.
RECITALS
WHEREAS, the respective Boards of Directors of CLI and Apotheca have determined that it is in the best interest of each company and its respective stockholders to consummate the business combination transaction provided for herein in which Apotheca would merge with and into CLI (the "Merger"), with Apotheca as the surviving entity post-Merger, upon the terms and subject to the conditions set forth herein;
WHEREAS, the respective Boards of Directors of CLI and the Apotheca have approved this Agreement, the Merger, and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement in accordance with the Nevada Revised Statutes regarding business combinations or merger  ("NRS"), and their respective corporate documents;
WHEREAS, each of CLI and Apotheca desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the consummation thereof; and
WHEREAS, for federal income tax purposes, the parties intend that the Merger shall qualify as reorganization under the provisions of Section 368(a)(1)(B) of the Code.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
THE MERGER
1.1. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, Apotheca shall be merged with and into CLI at the Effective Time of the Merger (as defined in Section 1.3).  Also at the Effective Time, Apotheca shall continue as the surviving corporation (the "Surviving Corporation") as a business combination under Nevada law and shall succeed to and assume all the rights, properties, liabilities and obligations of CLI in accordance with the NRS.

Exhibit 2.1 -- Page 1

1.2. Closing.  Upon the terms and subject to the conditions set forth herein and unless this Agreement has been terminated pursuant to its terms, the closing of the Merger (the "Closing") shall take place on May 15, 2018 at which time the conditions to Closing set forth in this Agreement shall have been satisfied or, to the extent permitted hereunder, waived by the appropriate party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree.  The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the "Closing Date."  At the time of the Closing, CLI and Apotheca shall deliver the certificates and other documents and instruments required to be delivered hereunder.
1.3. Effective Time of the Merger.  Subject to the provisions of this Agreement, at the Closing, the parties hereto shall (a) cause a certificate of merger in substantially the form required by the Secretary of State of Nevada to be executed and filed with the Secretary of State of the State of Nevada, and (b) take all such other and further actions as may be required by the NRS or other applicable Law to make the Merger effective.  The Merger shall become effective as of the date and time of the filing of the Nevada Certificate of Merger or at such later date or time as may be agreed by CLI and CLI in writing and specified in the Nevada Certificate of Merger in accordance with relevant provisions of the NRS.  The date and time of such effectiveness are referred to herein as the "Effective Time."
1.4. Effects and Intent of the Merger.  Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the NRS. At no time will CLI, its officers, directors or any party shall before the Closing and change of control to Apotheca by distribution of the Merger Control Shares to Apotheca, take any action which is contrary to the intent that the business of Apotheca merges with CLI, and that the control of the surviving entity shall be controlled by Apotheca under the merger. As well nothing will be done to diminish the assets, business plan, intellectual property, contracts or other matters of value related to Apotheca by any party to the material matters and property being brought into the Merger by Apotheca. Any breach of action concerning the intent of such merger and control of Apotheca by CLI, its officers, directors or any party before the effective change in control shall be an immediate breach, which shall be grounds for immediate withdrawal of all such assets, business and other matters of Apotheca from such transaction, without need of judicial remedy.
1.5. Certificate of Incorporation and Bylaws of the Surviving Corporation.  The Certificate of Incorporation of CLI as in effect immediately prior to the Effective Time and as amended by the Nevada
Certificate of Merger shall, from and after the Effective Time, be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable Law.  The Bylaws of CLI as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable Law.
1.6. Directors and Officers.  The following directors and officers of Apotheca will become directors of CLI immediately after signing of this agreement and must adhere to the terms and conditions of this agreement and any other policies and procedures of CLI prior to the Effective Time: Saeed Talari and John Verghese.  In addition Jason Sakowski, the current sole Director of CLI will remain on as a director of the Surviving Corporation.  All directors of the Surviving Corporation, including Jason Sakowski, will remain as directors until their successors shall have been duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

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ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF COMPANY

2.1.  Effect of the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of CLI or Apotheca or any holder of capital stock of CLI or Apotheca:
(a)  Capital Stock of CLI.  Each issued and outstanding share of capital stock of shall by virtue of the Merger and without any action on the part of any holder thereof, be converted into and shall be existing as one share of CLI's common stock without need of re-issuance.  Such shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation being Apotheca.
(b)  Conversion of CLI Stock.  Subject to other provisions of this Article 2:

(i)     Each share of CLI Common Stock issued and outstanding immediately prior to the Effective Time (individually a "Share" and collectively the "Shares"), shall be considered shares of Apotheca as the surviving entity as set forth below (the "Merger Consideration").
(ii)     At the Effective Time, each Share held by CLI as treasury stock or held by CLI, or any Subsidiary of CLI, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of CLI continue to exist as shares of Apotheca as the surviving entity without further consideration with respect thereto.
(iii)     At the Effective Time, each Share of the Treasury Stock as Authorized Shares but unissued Shares of CLI shall become Treasury Shares but unissued Shares of Apotheca, with no change the authorized shares which were in effect immediately prior to the Effective Time.
(iv)     At the Effective Time, Apotheca as the surviving entity and in exchange for the acquisition of Apotheca shall be issued as such exchange for control and merger the amount of sixty million (60,000,000) shares of Apotheca as the surviving Company in the form of common shares to be distributed as set forth by Apotheca at its direction on a schedule set forth for issuance. Such shares shall be considered the Merger Control Shares and shall represent approximately sixty percent of the then post-issuance control of CLI post-merger. Such Merger
Control Shares shall be issued within 10 days of the execution of this agreement and held in trust with CLI's attorney and such Merger Control Shares carry no voting or preemptive rights until the Merger Control Shares are distributed at the Closing of this Agreement to the parties as set forth by Apotheca in such schedule 6 to this Agreement. Such shares shall not be voted by any party for distribution, sale or other disposition of the assets and business brought into the Merger from Apotheca. Such Merger Control Shares shall have an anti-dilutive right where additional shares on a pro-rata basis shall be entitled to Apotheca until the time of the distribution of the Merger Control Shares at the time of the Closing.
(v)     At the time of exchange in such transaction, there is as certified by CLI, its board of directors and management, exist no convertible or other debt with claims or rights superior for the issuance of any shares of common stock in CLI, and no such claims need be recognized by Apotheca as debt of the surviving entity. Any such debt must have been and was not disclosed to Apotheca before this transaction, and the existing of such debt or claims is a liability of the prior management of CLI and not of Apotheca as the surviving entity.
2.3. Additional Actions.  If, at any time after the Effective Time, Apotheca requires the action of any director, officer or other associated party of CLI to be done to complete the transfer of control of CLI to Apotheca, then such director, officer or associated party shall take all such actions necessary for such transfer of control, satisfaction of any claims or otherwise as Apotheca may demand in order to complete this transaction.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF CLI
CLI represents and warrants to Apotheca that as of the date of this Agreement:
3.1. Organization, Standing and Corporate Power.  CLI is duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted.  CLI is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect., which is any material matter that would cause CLI or the surviving entity from conducting business within the State of Nevada, or in any other location, or would impede its rights to conduct business in a material way.
3.2. Subsidiaries.  CLI does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.
3.3. Capital Structure of CLI.  As of the date of this Agreement, the number of shares and type of all authorized, issued and outstanding capital stock CLI, and all shares of capital stock exists in the following manner, with 42,314,000 shares of common stock outstanding, and no classes or series of preferred shares of any kind authorized or outstanding. CLI certifies that there are 9,000,000 common shares which are not considered issued and outstanding and are not part of the 42,314,000 shares but are due for cancellation and will be cancelled before the Closing Date. Except as set forth in Schedule 3.3, no shares of capital stock or other equity securities of CLI are issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of CLI are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as set forth on Schedule 3.3, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of CLI having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters.  Except as set forth in Schedule 3.3, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which CLI is a party or by which it is bound obligating CLI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of CLI or obligating CLI to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of CLI to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of CLI.  Except as set forth on Schedule 3.3, there are no agreements or arrangements pursuant to which CLI is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") or other agreements or arrangements with or among any security holders of CLI with respect to securities of CLI.
3.4. Corporate Authority; Noncontravention.  CLI has all requisite corporate and other power and authority to enter into this Agreement and, subject to receipt of the approval of stockholders holding the requisite number of shares required under applicable Law and CLI's Amended and Restated Certificate of Incorporation and Bylaws to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by CLI and the consummation by CLI of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of CLI.  This Agreement has been duly executed and when delivered by CLI shall constitute a valid and binding obligation of CLI, enforceable against CLI in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of CLI under, (i) the certificate or articles of incorporation, bylaws or other organizational or charter documents of CLI, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to CLI, its properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to CLI, its properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to CLI or could not prevent, hinder or materially delay the ability of CLI to consummate the transactions contemplated by this Agreement.

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3.5. Governmental Authorization.  No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to CLI in connection with the execution and delivery of this Agreement by CLI or the consummation by CLI of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the NRS, the Securities Act or Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").
3.6. Financial Statements.
(a) CLI has provided Apotheca a copy of the audited consolidated financial statements of CLI for the fiscal year ended January 31, 2017 and unaudited consolidated financial statements of CLI for the periods ended October 31, 2017 (collectively, the "Financial Statements").  Such financial statements exist in the form of a 10-K filing for January 31, 2017 and a 10-Q for the period of October 31, 2017 which are publicly filed with the Securities and Exchange Commission. The Financial Statements fairly present the financial condition of CLI presented at the dates indicated and its results of operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against, debts and liabilities of CLI presented, fixed or contingent, and of whatever nature, as of the dates indicated in all material respects. CLI has not applied the provisions of ASC 81515, Accounting for Derivative Instruments and Hedging Activities, for the accounting of the valuation of common stock warrants and conversion features embedded in the convertible debt. Accordingly, CLI has not recorded the impact, if any, on the balance sheet or statement of operations related to the estimated fair market value of the various features with a corresponding discount to the underlying financial instruments.
(b) Since the October 31, 2017 Quarterly filing with the SEC which shall be considered the balance sheet for purposes of this transaction (the "Company Balance Sheet Date")t there has been no Material Adverse Effect with respect to CLI.
(c) Except as set forth on Schedule 3.6, since CLI Balance Sheet Date, CLI has not suffered any damage, destruction or loss of physical property (whether or not covered by insurance) affecting its condition (financial or otherwise) or operations (present or prospective), nor has CLI issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of CLI and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of CLI or has incurred or agreed to incur any indebtedness for borrowed money.
3.7. Absence of Certain Changes or Events.  Except as set forth on Schedule 3.7, since CLI Balance Sheet Date, CLI has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:
(a) Material Adverse Effect with respect to CLI;
(b) event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without prior consent of CLI;
(c) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of CLI to consummate the transactions contemplated by this Agreement;
(d) incurrence, assumption or guarantee by CLI of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;
(e) creation or other incurrence by CLI of any Lien on any asset other than in the ordinary course consistent with past practices;
(f) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

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(g) material write-offs or write-downs of any Assets of CLI;
(h) damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on
CLI;
(i) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to CLI;
(j) transaction or commitment made, or any Contract or agreement entered into, by CLI relating to its Assets or business (including the acquisition or disposition of any Assets) or any relinquishment by CLI or any Contract or other right, in either case, material to CLI, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated in this Agreement; or
(k) agreement or commitment to do any of the foregoing.
3.8. Certain Fees.  Except as set forth on Schedule 3.8, no brokerage or finder's fees or commissions are or will be payable by CLI to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.
3.9.  Litigation; Compliance with Laws.
(a) There is no suit, action or proceeding or investigation pending or, to the Knowledge of CLI, threatened against or affecting CLI or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to CLI or prevent, hinder or materially delay the ability of CLI to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against CLI having, or which, insofar as reasonably could be foreseen by CLI, in the future could have, any such effect.

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(b) The conduct of the business of CLI complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto, except as would not have a Material Adverse Effect with respect to CLI.

3.10. Tax Returns and Tax Payments.
(a) Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, CLI has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions).  All such Tax Returns are true, correct and complete in all respects.  All Taxes due and owing by CLI have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required).  CLI is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.  No claim has ever been made in writing or otherwise addressed to CLI by a taxing authority in a jurisdiction where CLI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  The unpaid Taxes of CLI did not, as of CLI Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto).  Since CLI Balance Sheet Date, neither CLI nor any of its subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.  As of the Closing Date, the unpaid Taxes of CLI and its subsidiaries will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of CLI.

(b)           No material claim for unpaid Taxes has been made or become a Lien against the property of CLI or is being asserted against CLI, no audit of any Tax Return of CLI is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by CLI and is currently in effect.  CLI has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.  As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

3.12.  No Registration of Securities.  Apotheca understands and acknowledges that the offering, exchange and issuance of Merger Consideration pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering, sale, exchange and issuance of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(a)(2).  A registration statement for shares identified on Schedule 3.12 shall be filed within 60 days of the Closing.

3.13.   CLI Information.   Apotheca acknowledges that it has had access to the documents filed by CLI under the Exchange Act, since the end of its most recently completed fiscal year to the date hereof, and has carefully reviewed the same ("Exchange Act Documents").  Apotheca further acknowledges that CLI has made available to it the opportunity to ask questions of and receive answers from CLI's officers and directors concerning the terms and conditions of this Agreement and the business and financial condition of CLI, and Apotheca has received to its satisfaction, such information about the business and financial condition of CLI and the terms and conditions of the Agreement as it has requested.  Apotheca has carefully considered the potential risks relating to CLI and investing in the Merger Consideration, and fully understands that such securities are speculative investments, which involve a high degree of risk of loss of CLI and its stockholders' entire investment.  Among others, Apotheca has carefully considered each of the risks identified under the caption "Risk Factors" in the Exchange Act Documents, which are incorporated herein by reference.  CLI has made available all such information to its stockholders in considering the terms and conditions of the Merger.
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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF APOTHECA and CLI

Apotheca and CLI represent that, except as set forth herein that both entities affirm the following at the time of the Agreement:

4.1. Organization, Standing, Corporate Power and Quotation of Common Stock.  Apotheca is duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted.  Apotheca is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Apotheca.
Subsidiaries.  Apotheca does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.
4.2. Litigation; Compliance with Laws.
(a)       There is no suit, action or proceeding or investigation pending or, to the Knowledge of each of CLI and Apotheca, threatened against or affecting CLI or Apotheca or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to each of CLI or Apotheca or prevent, hinder or materially delay the ability of each of CLI or Apotheca to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against CLI or Apotheca having, or which, insofar as reasonably could be foreseen by CLI or Apotheca, in the future could have, any such effect.

4.3. Material Contract Defaults.  Neither CLI nor Apotheca is not, or has not received any notice or has any Knowledge that any other party is, in Material Contract Default under anyMaterial Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a Material Contract Default.  For purposes of this Agreement, a "Material Contract" means any Contract that is effective as of the Closing Date to which CLI or Apothecais a party (i) with expected receipts or expenditures in excess of $25,000, (ii) requiring CLI or Apotheca to indemnify any person, (iii) granting exclusive rights to any party, or (iv) evidencing indebtedness for borrowed or loaned money in excess of $25,000, including guarantees of such indebtedness.
4.4. Board Determination.  The Board of Directors of each of CLI and Apotheca have unanimously determined that the terms of the Merger are fair to and in the best interests of CLI and Apotheca and their stockholders.
4.5. Required CLI Share Issuance Approval.  Both CLI and Apotheca represents that the issuance of the Merger Consideration will be in compliance with the NRS. and the Articles of Incorporation and Bylaws of CLI and Apotheca as applicable.
4.6. Undisclosed Liabilities.  Neither CLI or Apotheca have any liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the CLI SEC Documents filed prior to the date hereof or incurred in the ordinary course of business since CLI Balance Sheet Date, nor as applicable to Apotheca as a private company before such merger occurs.
4.7. Full Disclosure.  All of the representations and warranties made by each of CLI and Apotheca in this Agreement, including CLI Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by each of CLI and Apotheca at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.  The copies of all documents furnished by each of CLI and Apotheca pursuant to the terms of this Agreement are complete and accurate copies of the original documents.  The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to CLI or its representatives by or on behalf of any of CLI or Apotheca or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

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4.8. Shell Company.  CLI represents that it is not a "shell company," as described in paragraphs (i)(1)(i) and (ii) of Rule 144 promulgated under the Securities Act, since not being a Shell Company is material to this Agreement as a continuing public entity
ARTICLE 5
COVENANTS OF CLI
5.1. Stockholder Approval.  CLI will, as promptly as practicabl
e in accordance with applicable Law and its Amended and Restated Certificate of Incorporation and Bylaws, submit this Agreement, the Merger and related matters for the consideration and approval by CLI's stockholders.  The approval by written consent or stockholder vote will be solicited in compliance with applicable Laws.
5.2. Satisfaction of Conditions Precedent.  During the term of this Agreement, CLI will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 8, and CLI will use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated.
5.3. Notification of Certain Matters.  CLI shall give prompt notice to Apotheca of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Company representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of CLI to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to CLI.
5.4. Director and Officer Appointments.  (a)  As of the Effective Time, CLI shall have taken all action to cause the persons as set forth on Schedule 5.4 to be appointed those parties by Apotheca as the directors and officers of Apotheca as the surviving Corporation for such merger.

5.5. Satisfaction of Conditions Precedent.  During the term of this Agreement, CLI will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 8, and CLI will use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated.
ARTICLE 6
COVENANTS OF CLI AND APOTHECA
6.1. Notices of Certain Events. CLI and Apotheca shall promptly notify the other party of:
(a)       any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(b)       any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
(c)       any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Articles 3 or 4 or that relate to the consummation of the transactions contemplated by this Agreement or any other development causing a breach of any representation or warranty made by a party hereunder.  Delivery of notice pursuant to this Section 7.1 shall not limit or otherwise affect remedies available to either party hereunder.

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6.2   Public Announcements.  No party shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of each other party (not to be unreasonably withheld, delayed, denied or conditioned), except as required by Law.
6.3  Transfer Restrictions.
(a) Both CLI and Apotheca realize that the Merger Consideration is not registered under the Securities Act, or any foreign or state securities Laws.  Both CLI and Apotheca agree that the Merger Consideration will and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred (collectively, a "Transfer") except in compliance with the Securities Act, if applicable, and applicable foreign and state securities Laws, and with an opinion of the Surviving post-merger Company's counsel.  Both CLI and Apotheca understand that the Merger Consideration can only be Transferred pursuant to registration under the Securities Act or pursuant to an exemption therefrom.  Both CLI and Apotheca understand that to Transfer the Merger Consideration may require in some jurisdictions specific approval by the appropriate governmental agency or commission in such jurisdiction.
(b) To enable Company to enforce the transfer restrictions contained, both CLI and Apotheca hereby consent to the placing of legends upon, and stop-transfer orders with the transfer agent of the Common Stock with respect to the Merger Consideration, including, without limitation, the following:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW.  THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, MORTGAGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF, EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF CLI AND ITS COUNSEL."

6.4. Current Report.  Apotheca, with assistance of the current CLI management as necessary shall file a Current Report on Form 8-K with the SEC.  Company shall file a Current Report on Form 8-K with the SEC by amendment to the aforementioned Current Report on Form 8-K within four (4) days, and financial statements as applicable within and not later than 71 days after such initial filing, containing information about the Merger and pro forma financial statements of Apotheca and CLI and audited financial statements of CLI as required by Regulation S-K under the Securities Act (the "8-K Report").
ARTICLE 7
INDEMNIFICATION
 7.1.  Indemnification by CLI
(a)  Subject to the limitations contained in this Article 7, CLI shall defend, indemnify and hold harmless Apotheca and their respective officers, directors, stockholders, employees and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys' fees ("Claims and Liabilities") with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by CLI in this Agreement, or (ii) the breach of any covenant or agreement made by CLI in this Agreement.

Exhibit 2.1 -- Page 10

(b)  In addition to the obligations set forth in Section 8.1(a) above, CLI shall defend indemnify and hold harmless Apotheca and their respective officers, directors, stockholders, employees and agents against any and all Claims and Liabilities with respect to or arising from any claims for any right to receive Merger Consideration made by any Person who is not a holder of Company Stock at the Effective Time or is a holder of Company Stock and claiming a right to Merger Consideration.
ARTICLE 8
CONDITIONS TO MERGER
8.1. Condition to Obligation of Each Party to Effect the Merger.  The respective obligations of CLI, CLI to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.
(a) No Injunctions.  No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Merger or the other transactions contemplated herein shall be in effect; provided, however, that each party shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

(b) Company Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of CLI, CLI's stockholders in accordance with CLI's Certificate of Incorporation, the NRS as applicable to the approval and transaction.

(c) Audited Financial Statements. At Closing both CLI and Apotheca shall provide audited financial Statements from each of their respective entities in order to effect the merger and establish the Effective time.

(d) Post-Merger Capitalization.  At the Effective Time, the authorized capital stock of CLI shall consist of 600,000,000 shares of CLI Common Stock, of which approximately, 102, 314,000 shares shall be issued and outstanding of CLI after the exchange of shares and 0 Preferred Stock shall be issued and outstanding.

(e) Officers and Directors.  CLI shall deliver to Apotheca evidence of appointment of those new directors and officers as further described as appointed by Apotheca to be effective upon the Closing Date.

(f) Liabilities.  As of the Closing Date, CLI shall have no more than $1,000 in actual or contingent liabilities, in the event that there is in excess of $1,000 in actual or contingent liabilities at Closing, CLI will pay the amount in full prior to the effective time  and CLI will have no other obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) (including, without limitation any Contracts), except for its obligations incurred under this Agreement, the Transaction Documents, and the Financing.

(g) No Toxic Financing. During the period prior to the Effective Time and for a period of eighteen (18) months after the Effective Time neither CLI or Apotheca shall engage in any debt financing that allows for a conversion feature that provides for a large discount from the current trading price of the Company or a large penalty for early pay off of the debt.

(h) No Consolidation of Outstanding Share Capital. During the period prior to the Effective Time and for a period of eighteen (18) months after the Effective Time CLI or Apotheca shall not engage in any corporate actions that allow for the consolidation of the Company's issued and outstanding share capital (reverse share split).

(i) Exchange Act Reporting. CLI will have made all required filings which CLI would have been required to make with the Securities and Exchange Commission under the Exchange Act, and such filings will have complied in all material respects with applicable requirements under the Exchange Act.

Exhibit 2.1 -- Page 11

(j) Additional Deliveries. CLI will have delivered to Apotheca, on or prior to the Closing Date, (i) such pay-off letters and releases relating to liabilities as CLI may reasonably request to confirm that CLI has no more than $1,000 in liabilities, (ii) a good standing certificate from the State of Nevada, dated within 5 days of the Closing Date, and (iii) such other documents as CLI may reasonably request.
ARTICLE 9
TERMINATION
9.1. Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of CLI and/or Apotheca:
(a) by mutual written agreement of CLI and Apotheca duly authorized by the Boards of Directors of CLI and Apotheca;
(b) by either CLI or Apotheca, if the other party has breached any representation, warranty, covenant or agreement of such other party set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on such other party or would prevent or materially delay the consummation of the Merger;
(c) by either party, if the required approval of the stockholders of CLI shall not have been obtained by reason of the failure to obtain the required vote;
(d) by either party, if all the conditions to the obligations of such party for Closing the Merger shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by the terminating party; or
(e) by either party, if a permanent injunction or other Order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger shall have been issued and shall have become final and non-appealable;
As used herein, the "Final Date" shall be March 31, 2018.
9.2. Notice of Termination.  Any termination of this Agreement under Section 9.1 above will be effective immediately upon by the delivery of written notice of the terminating party to the other party hereto specifying with reasonable particularity the reason for such termination.
9.3  Effect of Termination.  In the case of any termination of this Agreement as provided in this Section 9, this Agreement shall be of no further force and effect and nothing herein shall relieve any party from liability for any breach of this Agreement.

ARTICLE 10
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the date that is the first anniversary of the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

Exhibit 2.1 -- Page 12

ARTICLE 11
GENERAL PROVISIONS
11.1. Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified with acknowledgement in writing; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient with confirmation of receipt from recipient, if not, then on the next business day with such confirmation; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) upon receipt through a  nationally recognized overnight courier, specifying not later than two day delivery, with written verification of receipt.  All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten days advance written notice to the other parties hereto):
(a) If to CLI:
Cannabis Leaf, Inc.
4500 9th Avenue NE
Seattle, WA 98105

(b) If to Apotheca:
Apotheca Biosciences, Inc.
10901 Roosevelt Blvd.
Suite 1000-C
Saint Petersburg, (FL) 33704
with a copy to (which shall not constitute notice):
Craig A. Huffman, Esquire Securus Law Group, P.A.
13046 Racetrack Road #243
Tampa, Florida 33626
Phone: (888) 914-4144
Fax: (888) 783-4712

11.2. Amendment.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after any stockholder approval of the issuance of the Merger Consideration has been obtained; provided, that after any such approval by the holders of Shares, there shall be made no amendment that pursuant to the NRS requires further approval by such stockholders without the further approval of such stockholders.
11.3. Waiver.  At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
11.4. Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights.  Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
11.5. Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Exhibit 2.1 -- Page 13

11.6. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.
11.7. Entire Agreement.  This Agreement (including CLI Disclosure Schedule and the Apotheca Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.
11.8. Assignment.  No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other party.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
11.9. Parties In Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.
11.10. Governing Law and Jurisdiction.  This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of Nevada as applied to Contracts that are executed and performed in Nevada, without regard to the principles of conflicts of Law thereof. Exclusive Jurisdiction over this matter, agreement and any conflict between the parties shall exist exclusively in the Circuit Court in and for Pinellas County, Florida as the situs of the Apotheca as the surviving entity.
11.11. Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.  This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an "Electronic Delivery"), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
11.12. Attorney's Fees.  If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
11.13. Representation.  The parties to this Agreement, and each of them, acknowledge, agree, and represent that it:  (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that party's choosing; (b) has read the Agreement and has had it fully explained by its counsel; (c) it is fully aware of the contents and legal effect of this Agreement; (d) has authority to enter into and sign the Agreement; and (e) enters into and signs the same by its own free will.

Exhibit 2.1 -- Page 14

11.14. Drafting.  The parties to this Agreement acknowledge that each of them have participated in the drafting and negotiation of this Agreement.  For purposes of interpreting this Agreement, each provision, paragraph, sentence and word herein shall be deemed to have been jointly drafted by both parties.  The parties intend for this Agreement to be construed and interpreted neutrally in accordance with the plain meaning of the language contained herein, and not presumptively construed against any actual or purported drafter of any specific language contained herein.
11.15. Interpretation.  For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities.  Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  References to a "party" or "parties" shall mean CLI, on the one hand, and Apotheca, on the other hand, as applicable.  The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to "this Agreement" shall include CLI Disclosure Schedule and the CLI Disclosure Schedule.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

Exhibit 2.1 -- Page 15

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.
Apotheca Biosciences, Inc.

By: /s/ Saeed Talari
Name: SAEED TALARI
Title: CEO

Cannabis Leaf, Inc.

By: /s/ Jason Sakowski
Name: Jason Sakowski
Title: President

Exhibit 2.1 -- Page 16

SCHEDULE A

Exhibit 2.1 -- Page 17

SCHEDULE 3.3 OTHER OUTSTANDING SHARE OBLIGATIONS

Exhibit 2.1 -- Page 18

SCHEDULE 3.6 BALANCE SHEET DISCLOSURES
N/A

SCHEDULE 3.7
N/A

SCHEDULE 3.8
N/A

SCHEDULE 3.12
N/A

Exhibit 2.1 -- Page 19

SCHEDULE 5.4 - NEW DIRECTORS AND OFFICERS OF SURVIVING ENTITY

Sam Talari	Acting CEO, CFO, Chairman
Dr. Bobban Subhadra	President

Karin Rohret	Secretary, Accountant, Administrator

Deidre Fernandes	COO
John Verghese	CTO, Director
Jason Sakowski	Director

SCHEDULE 6 – NEW COMMON SHARES ISSUED TO APOTHECA SHAREHOLDERS
HARVEST FUND, LLC	34,800,000
SAEED TALARI	8,000,000
CRAIG HUFFMAN	1,200,000
FUTURELAND CORP	12,000,000
DEIDRE FERNANDES	1,000,000
JOHN VERGHESE	2,000,000
KARIN ROHRET	1,000,000
TOTAL	60,000,000

Exhibit 2.1 -- Page 20